UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2009

NTN Buzztime, Inc.
(Exact name of registrant as specified in its charter)

001-11460
(Commission File Number)

Delaware	31-1103425
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5966 La Place Court
Carlsbad, California 92008
(Address of principal executive offices, with zip code)

760-438-7400
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 27, 2009, Ken Keymer, currently a member of the Board of Directors of NTN Buzztime, Inc. (the “Company”), has been appointed as the Company’s Chief Operating Officer.  Additionally, on July 27, 2009, Mr. Keymer resigned as a member of the Company’s Board of Directors effective upon his start date as Chief Operating Officer.

Mr. Keymer, age 61, has served on the Company’s Board of Directors since November 2008.  From April 2007 to May 2008, Mr. Keymer served as Chief Executive Officer of VICORP Restaurants, a restaurant chain that operates the Baker's Square and Village Inn restaurants, two commissaries and a dessert manufacturing business.  Mr. Keymer had been serving on VICORP’s Board of Directors since July 2005 and continued in that role until he departed VICORP as CEO and Director in May 2008.  From September 2005 to May 2007, Mr. Keymer served as Chief Executive Officer of AFC Enterprises, a public company that develops, operates and franchises the Popeye’s branded quick-service restaurants, and from June 2004 to September 2005, he served as President of AFC’s Popeye’s Chicken and Biscuits business segment.  He had previously served as a Vice President of Popeye’s from 1984 to 1986.  From January 2002 to December 2003, he served as Co-CEO and Board member of Noodles & Company, a restaurant chain.  Prior to that, he served in various executive capacities in the food service industry, including as President, COO and Board member of Sonic Corporation and its subsidiaries; Executive Vice President of Perkins Family Restaurants; Senior Vice President of Boston Chicken; Vice President of Taco Bell Corporation; V.P. Operations and Human Resources with Sambo’s Restaurants; and Director of Human Resources for Hardee's Food Systems.  Prior to beginning his foodservice career in 1979, he held positions with the Office of the Chief of Naval Operations and the Defense Intelligence Agency.  He holds an M.S.A in Information Technology from George Washington University and a B.S. in Engineering from the U.S. Naval Academy.

Effective July 27, 2009, the Company entered into an employment agreement with Mr. Keymer.  In accordance with the terms of that agreement, Mr. Keymer’s employment is “at will” and he will receive an annual base salary of $300,000.  Upon the commencement of his employment, Mr. Keymer will receive a one-time lump sum relocation payment of $40,000.  He will also be eligible to receive a cash bonus of up to 50% of his base salary, based on achievement of specified corporate performance targets.  Effective upon the commencement of Mr. Keymer’s employment, the Company has granted Mr. Keymer an option to purchase 750,000 shares of the Company’s Common Stock, subject to the terms of the Company’s 2004 Performance Incentive Plan and the standard form of the Company’s stock option agreement for executive employees.  Subject to Mr. Keymer’s continued service to the Company, the stock options will vest as follows:  25% of the total number of option shares shall become vested on the first anniversary of the grant date and the remaining 75% of the total number of option shares shall become vested in 36 equal monthly installments over the following three years.  Mr. Keymer will be entitled to health and life insurance and other benefits generally available to employees of the Company.  In the event Mr. Keymer’s employment with the Company is terminated without cause, the Company shall pay, as severance pay, an amount equal to the sum of one (1) month of severance for every two (2) months he has been employed up to a maximum of three (3) months calculated at his base salary rate in effect on the date of termination.  If Mr. Keymer’s employment is terminated with cause, he will not be entitled to any severance benefits.

The foregoing description of Mr. Keymer’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

Exhibit 10.1	Ken Keymer employment agreement dated July 27, 2009.

Exhibit 99.1	Press release announcing Ken Keymer’s appointment as Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN Buzztime, Inc.

Date: July 23, 2009	By: /s/ Kendra Berger
Kendra Berger, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Document

10.1	Ken Keymer employment agreement dated July 27, 2009.

99.1	Press release announcing Ken Keymer’s appointment as Chief Operating Officer.